Exhibit 99.1

Press Information

FOR IMMEDIATE RELEASE
NASDAQ SYMBOL MXIM

Contact:	John F. Gifford, Chairman,
President and Chief Executive Officer
(408) 737-7600

MAXIM REPORTS 32% YEAR OVER YEAR EARNINGS

PER SHARE GROWTH FOR FISCAL 2005

          SUNNYVALE, CA–August 1, 2005–Maxim Integrated Products, Inc., (MXIM) reported net revenues of $400.4 million for its fiscal fourth quarter ended June 25, 2005. Net income for the fourth quarter was $126.1 million, a slight increase over the $124.7 million reported for the fourth quarter of last year. Diluted earnings per share were $0.37 for the fourth quarter, a 2.8% increase over the $0.36 reported for the same period a year ago. Net revenues, net income, and diluted earnings per share for the fourth quarter were similar to those reported for the third quarter of fiscal year 2005.

          For the 2005 fiscal year, Maxim reported net revenues of $1.672 billion compared to $1.439 billion for last year, a 16.2% increase.  Net income for the 2005 fiscal year was $540.8 million compared to $419.8 million reported for fiscal 2004, a 28.8% increase.  Diluted earnings per share grew 31.7% from $1.20 per share reported in fiscal 2004 to $1.58 per share in fiscal 2005.

          The Company’s free cash flow was $145 million, or $0.43 per diluted share, for the fourth quarter of fiscal 2005, compared to $111 million, or $0.32 per diluted share, for the fourth quarter of fiscal year 2004. Excluding a one time payment of $40 million for the settlement of a license matter, free cash flow for the fourth quarter of fiscal 2005 would have been $185 million or $0.54 per diluted share.

          Free cash flow is defined as cash from operating activities (after tax) less additions to property, plant and equipment as reported in the Company’s statements of cash flows.

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          During the quarter, cash and short-term investments increased $71.5 million after the Company repurchased 1.8 million shares of its common stock for $71.7 million, paid dividends of $32.7million, and acquired $20.9 million in capital equipment.  At year end, cash and short-term investments totaled $1.475 billion.  Accounts receivable remained unchanged during the quarter at $192.3 million, and inventories increased $8.3 million to $167.8 million in the fourth quarter.

          Gross margin for the fourth quarter was 72.0%, consistent with the gross margin reported for the third quarter of fiscal year 2005.  Research and development expense was $84.9 million or 21.2% of net revenues in the fourth quarter, compared to $83.1 million or 20.8% of net revenues in the third quarter of fiscal year 2005.  The increase in research and development expense in the fourth quarter was primarily due to hiring additional engineers to support new product development.  Selling, general and administrative expenses decreased slightly from $24.7 million in the third quarter or 6.2% of net revenues to $23.4 million or 5.8% of net revenues in the fourth quarter.  The decrease in selling, general and administrative expenses was primarily due to lower litigation costs in the fourth quarter.  Below-the-line spending was 27.0% of net revenues for both the third and fourth quarters of fiscal 2005.

          Fourth quarter bookings were approximately $398 million, a 7% increase from the third quarter’s level of $373 million. Maxim bookings were up 11% while Dallas bookings were down 7%. Turns orders received in the quarter were approximately $171 million or 43 % of net bookings, a 10% increase over the $156 million or 42% of net bookings received in the prior quarter (turns orders are customer orders that are for delivery within the same quarter and may result in revenue within the same quarter if the Company has available inventory that matches those orders). Bookings increased in all geographic locations except the United States. Fourth quarter ending backlog shippable within the next 12 months was approximately $313 million, including approximately $273 million requested for shipment in the first quarter of fiscal year 2006.

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          The following reconciles free cash flow to net income, and it depicts the Company’s free cash flow for the three and twelve months ended June 25, 2005 and June 26, 2004, respectively.

RECONCILIATION OF FREE CASH FLOW TO NET INCOME

(in millions, except per share data)	For the three months ended 6/25/05	For the three months ended 6/26/04	For the twelve months ended 6/25/05	For the twelve months ended 6/26/04

Net income, as reported	$126	$125	$541	$420
Add adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	20	18	77	62
Tax benefit related to stock plans	30	40	117	152
Accounts receivable	—	(35)	5	(70)
Inventories	(8)	(14)	(50)	3
Accounts payable	6	8	(38)	52
Income taxes payable and deferred taxes	27	12	59	32
Payment of royalty settlement	(40)	—	(40)	—
Other assets and liabilities	5	26	28	47

Total of adjustments	40	55	158	278

Cash generated by operating activities, as reported	166	180	699	698
Deduct:
Capital expenditures	(21)	(69)	(132)	(232)

Free cash flow	$145	$111	$567	$466
Fully diluted shares, as reported	341	347	343	351

Free cash flow per fully diluted share	$0.43	$0.32	$1.65	$1.33

Fully diluted earnings per share, as reported	$0.37	$0.36	$1.58	$1.20

          Free cash flow should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, both of which are determined in accordance with GAAP. Free cash flow excludes components that are significant in understanding and assessing the Company’s results of operations and cash flows. In addition, free cash flow is not a term defined by GAAP and as a result the Company’s measure of free cash flow might not be comparable to similarly titled measures used by other companies.

          Free cash flow is used by management to evaluate, assess, and benchmark the Company’s operating results, and the Company believes that free cash flow is relevant and useful information that is widely used by analysts, investors, and other interested parties in the semiconductor industry. Accordingly, the Company is disclosing this information to permit a more comprehensive and objective analysis of the Company’s operating performance, to provide an additional measure of performance and liquidity, and to provide additional information with respect to the Company’s ability to meet future share repurchases, dividend payments, and working capital requirements.

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          Jack Gifford, Chairman, President, and Chief Executive Officer, commented:  “Even though our industry experienced a significant inventory correction in FY 2005, we were able to achieve significant growth in net income and diluted earnings per share. For the year, net income grew by about 29% while diluted earnings per share was up almost 32%.”

          Mr. Gifford continued: “We continue to be one of the most prolific inventors of innovative devices in the analog mixed signal space. But it is not a matter of numbers alone. We are proud to note that two of our new products received Product of the Year Awards. Electronic Products magazine gave this award to our digital video equalizer product. Our low cost, high accuracy analog output temperature sensor device won a similar accolade from AnalogZONE. These two products demonstrate the breadth of Maxim’s analog expertise.”

          Mr. Gifford concluded: “The Company’s Board of Directors has declared a quarterly cash dividend of $0.10 per share. Payment will be made on August 30, 2005 to stockholders of record on August 15, 2005.”

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          Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainty. They include statements regarding the Company’s profitability and business outlook, the Company’s belief that it will continue to be one of the most prolific inventors of innovative devices in the analog space and the Company’s belief that the Company’s proprietary products will continue to be well accepted in the marketplace. Actual results could differ materially from those forecasted based upon, among other things, general market conditions and market developments that could adversely affect the growth of the mixed-signal analog market, including, without limitation, declines in customer forecasts or greater than expected cyclical downturns within the mixed-signal analog segment of the semiconductor market; the Company’s ability to convert backlog and design wins into revenue; the Company’s ability to meet demand for turns orders; an unexpected decrease in revenue or increase in expenses; the Company’s success in the markets in which its products are introduced and the Company’s ability to effectively and successfully manage manufacturing operations, as well as other risks described in the Company’s Annual Report on Form 10K filed with the SEC for the fiscal year ended June 26, 2004 and the Company’s Quarterly Reports on Form 10-Q filed subsequently to such report.

          All forward-looking statements included in this news release are made as of the date hereof, based on the information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

          Maxim Integrated Products is a leading international supplier of quality analog and mixed-signal products for applications that require real world signal processing.

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Consolidated Balance Sheets

(In thousands)	6/25/05	6/26/04

	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$185,551	$147,734
Short-term investments	1,289,141	948,879

Total cash, cash equivalents and short-term investments	1,474,692	1,096,613

Accounts receivable, net	192,345	197,158
Inventories	167,779	117,785
Deferred tax assets and other current assets	138,950	166,558

Total current assets	1,973,766	1,578,114

Property, plant and equipment, at cost, less accumulated depreciation	1,001,465	942,186
Other assets	28,840	29,162

Total assets	$3,004,071	$2,549,462

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$56,266	$93,856
Accrued expenses	175,539	182,692
Deferred income on shipments to distributors	20,225	22,858
Income taxes payable	33,173	19,339

Total current liabilities	285,203	318,745

Deferred tax liabilities	134,686	114,399
Other liabilities	—	4,000

Total liabilities	419,889	437,144

Stockholders’ equity:
Common stock	134,998	80,462
Retained earnings	2,455,714	2,038,820
Accumulated other comprehensive loss	(6,530)	(6,964)

Total stockholders’ equity	2,584,182	2,112,318

Total liabilities and stockholders’ equity	$3,004,071	$2,549,462

Consolidated Statements of Income

	Three Months Ending		Twelve Months Ending

(In thousands except per share data)	6/25/05	6/26/04	6/25/05	6/26/04

	(unaudited)	(unaudited)	(unaudited)	(audited)
Net revenues	$400,397	$420,963	$1,671,713	$1,439,263
Cost of goods sold	112,079	125,540	463,664	433,358

Gross margin	288,318	295,423	1,208,049	1,005,905
	72.0%	70.2%	72.3%	69.9%

Operating expenses:
Research and development	84,891	87,758	328,164	306,320
Selling, general and administrative	23,414	26,422	98,513	93,550

Operating income	180,013	181,243	781,372	606,035
	45.0%	43.1%	46.7%	42.1%
Interest income, net	8,819	4,872	28,265	20,461

Income before provision for income taxes	188,832	186,115	809,637	626,496
Provision for income taxes	62,692	61,418	268,800	206,744

Net income	$126,140	$124,697	$540,837	$419,752

Basic earnings per share	$0.38	$0.39	$1.66	$1.28

Shares used in the calculation of basic earnings per share	327,682	323,240	326,239	326,731

Diluted earnings per share	$0.37	$0.36	$1.58	$1.20

Shares used in the calculation of diluted earnings per share	340,552	346,894	342,843	350,575

Dividends declared per share	$0.10	$0.08	$0.38	$0.32

Maxim Integrated Products, Incorporated
Company Profile

NASDAQ Symbol: MXIM	•	Founded 1983	•	Public since: February 29, 1988

OPERATIONS
Corporate Offices:	120 San Gabriel Drive, Sunnyvale, California 94086
U.S. Sales Offices:	Sunnyvale and Costa Mesa, CA; Wheeling, IL; Roswell, GA; Chelmsford, MA; Austin and Dallas, TX; Beaverton, OR; Horsham, PA

Foreign Offices:

Munich, Germany; Tokyo, Japan; London, UK; Paris, France; Taipei, Taiwan; Seoul, South Korea; Hong Kong; Singapore; Milan, Italy; Beijing, China; Stockholm, Sweden; Zurich, Switzerland; Viborg, Denmark; Helsinki, Finland

PRODUCTS

Maxim designs, develops, manufactures and markets a broad range of linear and mixed-signal integrated circuits for use in a variety of electronic products. Maxim circuits “connect” the real world and the digital world by detecting, measuring, amplifying, and converting real world and communication signals, such as temperature, pressure, sound, voice, or light into the digital signals necessary for computer and DSP processing.

•	Maxim serves approximately 35,000 customers worldwide.

•	Maxim believes it has developed more products than any other analog company in the past 22 years.

•	Maxim is recognized as the leader in CMOS analog and bipolar high-frequency technologies.

•	75% international sales for Q4 FY05.

FINANCIAL HIGHLIGHTS (In thousands, except EPS)

	FY2001	FY2002	FY2003	FY2004	FY2005

Net Revenues	$1,576,613	$1,025,104	$1,153,219	$1,439,263	$1,671,713
Net Income	$334,939	$259,183	$309,601	$419,752	$540,837
Shares	361,620	355,821	341,253	350,575	342,843
Diluted EPS	$0.93	$0.73	$0.91	$1.20	$1.58
Cash and Short-Term Investments	$1,220,352	$765,501	$1,164,007	$1,096,613	$1,474,692
Total Assets	$2,430,531	$2,010,812	$2,367,962	$2,549,462	$3,004,071
Stockholders’ Equity	$2,101,154	$1,741,151	$2,070,412	$2,112,318	$2,584,182
ROE	17.5%	13.5%	16.2%	20.1%	23.0%
Market Cap	$14,535,766	$13,391,992	$11,870,840	$18,240,400	$13,319,468

RESEARCH COVERAGE

A.G. Edwards, Brett Miller (314) 955-2620	Morgan Stanley, Louis Gerhardy (415) 576-2391
Amtech Research, Doug Freedman (415) 490-3921	Morningstar, Brian Lee (312) 696-6221
Banc of America, Sumit Dhanda (415) 913-5481	Pacific Crest Securities, Michael McConnell (503) 790-7788
C.E. Unterberg, Towbin, Ramesh Misra (415) 659-2289	Pacific Growth Equities, Jim Liang (415) 274-6889
CIBC, Richard Schafer (720) 554-1119	RBC Capital, Apjit Walia (212) 428-6406
Credit Suisse First Boston, Michael Masdea (415) 836-7779	SG Cowen, Jack Romaine (212) 278-4230
Deutsche Bank, Ross Seymore (415) 617-3268	Sanford C. Bernstein, Adam Parker (212) 756-4658
FBR, Christopher Caso (212) 381-9217	Smith Barney, Craig Ellis (415) 951-1887
Global Crown Capital, David Wu (415) 402-0518	Thomas Weisel, Eric Gromberg (212) 271-3765
Goldman Sachs, Simona Jankowski (415) 249-7437	U.S. Bancorp Piper Jaffray, Tore Svanberg (650) 838-1411
Investec, Bobby Burleson, (212) 898-7716	UBS, Tom Thornhill (415) 352-5667
JMP Securities, Krishna Shankar (415) 835-8971	Wachovia Securities, Craig Hettenbach (212) 451-2663
JP Morgan, William Lewis (415) 315-6780	William Blair & Company LLC, Jeff Rosenberg (312) 364-8342
Lehman Brothers, Romit Shah (212) 526-786
Merrill Lynch, Joseph Osha (415) 676-3510